Exhibit 99.6

January 27, 2015

Foundry/OSAT/Logistics

Rick White, CVP Operations/Supply Chain

In keeping with our 30+ year commitment to providing our Customers and Sales Partners with highly-differentiated solutions, Lattice Semiconductor is proud to announce that we have entered into a definitive agreement to acquire Silicon Image, a leading provider of wired and wireless application specific standard product (ASSP) connectivity solutions. The combined company will bring leading edge solutions and intellectual property, and unparalleled support, to the marketplace that we jointly serve. It is also important to note the combined company will represent a first-of-its-kind combination that is unique to the semiconductor industry. Never before has a single company been able to address the innovator, early-adopter market via FPGAs and also capture mainstream revenue opportunities through ASSPs. The new combined company will have the right technology, the right products, and the right people at the right time in the market!

Until you hear otherwise, please continue to conduct your day to day business with Lattice or Silicon Image as you have done previously. Our transaction is subject to a number of contingencies, including the tender of sufficient shares by Silicon Image stockholders and regulatory approvals. Once these contingencies are satisfied, the integration of the two companies will take us several months to complete. I assure you that there will be no interruption in your day to day communication with us. We will communicate frequently and openly during this process. As you may imagine, we are very excited about this acquisition and look forward to the many benefits it will bring to all of us.

Please feel free to contact me or Fina Borda, VP Asia Operations, directly if you have any questions or concerns.

Rick White

CVP Operations/Supply Chain

Lattice Semiconductor Corporation

rick.white@latticesemi.com

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. No tender offer for the shares of Silicon Image, Inc. has commenced at this time. In connection with the proposed transaction, Lattice Semiconductor may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Silicon Image. INVESTORS AND SECURITY HOLDERS OF SILICON IMAGE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Lattice Semiconductor through the Web site maintained by the SEC at http://www.sec.gov or through Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

Forward Looking Statements Notice

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Words or phrases such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “may,” “will,” “should,” “continue,” “ongoing,” “future,” “potential” and similar words or phrases identify forward-looking statements. The forward-looking statements in this document address a variety of subjects including, for example, the expected date of closing of the acquisition and the potential benefits of the merger. Forward-looking statements involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from the forward-looking statements: the risk that the transaction will not close when expected or at all; the risk that the operations of the two companies will not be integrated successfully; the failure to achieve the anticipated benefits and synergies of the transaction; the risk that Lattice or Silicon Image’s business will be adversely impacted during the pendency of the transaction; costs associated with the transaction; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of the control of Lattice and Silicon Image. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Lattice and Silicon Image’s overall business, including those more fully described in Lattice’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 28, 2013, and Lattice’s quarterly reports filed on Form 10-Q for the 2014 fiscal year, and those more fully described in Silicon Image’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2013, and its quarterly reports filed on Form 10-Q for the 2014 fiscal year.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. We do not plan to, and undertake no obligation to, update any forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made or to reflect the occurrence of unanticipated events.